Adamis Pharmaceuticals Corporation S-3

Exhibit 4.2

ADAMIS PHARMACEUTICALS CORPORATION

 AMENDMENT TO

 WARRANT TO PURCHASE COMMON STOCK

This Amendment to Warrant to Purchase Common Stock (the "Amendment") is dated as of October 27, 2014 and is entered into by and between ____________ (the "Holder"), and Adamis Pharmaceuticals Corporation, a Delaware corporation (the "Company").

RECITALS

A. The Holder and the Company are parties to a Warrant to Purchase Common Stock (the "Warrant") dated June 26, 2013, a copy of which is attached hereto as Exhibit A. Capitalized terms not defined herein shall have the meanings given them in the Warrant.

B. The Holder and the Company each desire to amend the Warrant on the terms and conditions set forth below.

AGREEMENT

THE PARTIES AGREE AS FOLLOWS:

1. Amendment of Section 1(b) of the Warrant. Section 1(b) of the Warrant is hereby amended and restated in its entirety to read as follows:

"(b) Exercise Price. As used herein, “Exercise Price” shall mean $3.40 (subject to adjustment as provided in Section 5).”

2. Registration Rights. The Warrant hereby is amended by adding the following section:

"12. Registration Rights. (a) The Company agrees to use commercially reasonable efforts to register the resale of the Shares under the Securities Act of 1933, as amended, pursuant to a registration statement on Form S-3 or any successor form thereto (the “Registration Statement”). The Registration Statement may include shares held by other stockholders of the Company or issuable upon exercise of warrants held by other stockholders of the Company. The Holder shall furnish to the Company such information regarding the Holder, the Shares held by the Holder, the intended method of disposition of such Shares and any other information reasonably requested by the Company in connection with filing the Registration Statement.

(b) Notwithstanding Section 2(b) of the Warrant, following the effective date of the Registration Statement, the Holder may only exercise the Warrant by means of a cash exercise unless provided otherwise in this Section 12. The Holder agrees that it will not elect to exercise the Warrant by means of a cashless exercise for a period of sixty (60) days following the effective date of this Amendment (or, if the Registration Statement is under review by the Securities and Exchange Commission (the “Commission”), ninety (90) days), in order to allow the Company time to file the Registration Statement and seek to have it declared effective by the Commission. Following such date, if there is no then effective Registration Statement registering, or no current prospectus available for, the resale of all of the Shares by the Holder, then this Warrant may also be exercised at the Holder’s election, in whole or in part, at such time by means of a “cashless exercise” in accordance with Section 2(b) of the Warrant.

(c) Notwithstanding the foregoing, the Company is not obligated to keep the Registration Statement effective for any particular period of time, and the Company may remove the Shares from the Registration Statement following the one (1) year anniversary of the effective date of the Registration Statement. In the event any of the preceding actions are taken by the Company, the Holder remains entitled to elect to exercise the Warrant by means of a cashless exercise as described in Section 2(b) of the Warrant.

(d) Notwithstanding the foregoing, if the Company notifies the Holder that, in the good faith judgment of the Company, it would be detrimental to the Company or its shareholders for sales of the Shares to be made pursuant to the Registration Statement at such time or that it is advisable to suspend use of the prospectus for a discrete period of time due to material undisclosed pending corporate developments or pending public filings with the Commission (which need not be described in detail), then after delivery of such notice, the Holder shall not sell any Shares pursuant to the Registration Statement. The Holder may resume sales of the Shares pursuant to the Registration Statement upon the Holder's receipt of copies of the supplemented or amended prospectus, or at such time as the Holder is advised by the Company that the prospectus may be used, and at such time as the Holder has received copies of any additional or supplemental filings that are incorporated or deemed incorporated by reference in such prospectus and which are required to be delivered as part of the prospectus. In any event, the Holder may resume sales of Shares pursuant to the Registration Statement no later than 60 days after the Company has delivered a notice of suspension as described above (or, in the case of the end of the Company’s fiscal year, 90 days after the end of the fiscal year or such earlier time as the Company’s annual report on Form 10-K is filed with the SEC).

3. Call. Provided (i) that the Registration Statement is effective or (ii) all of the Shares may be sold pursuant to Rule 144 upon “cashless exercise” pursuant to Section 2(b) of the Warrant without restrictions including without volume limitations or manner of sale requirements (each a “Trigger Condition”), the Company shall have the option to “call” the exercise of any or all of the Shares (the “Warrant Call”) from time to time in accordance with and governed by the following:

(a) Call Notice. The Company shall exercise a Warrant Call by giving written notice of the call (the “Call Notice”) to the Holder during the period in which the Warrant Call may be exercised. The effective date of each Call Notice (the “Call Date”) is the date on which notice is effective under the notice provision of Section 11(g) of the Warrant.

(b) Call Period. The Company’s right to exercise a Warrant Call shall commence five (5) trading days after either of the Trigger Conditions has been in effect continuously for fifteen (15) trading days. The Holder shall have the right to cancel the Warrant Call up until the date the called Shares are actually delivered to the Holder (“Warrant Call Delivery Date”) if the Trigger Condition relied upon for the Warrant Call ceases to apply.

(c) Call Notice Spacing. A Call Notice may be given not sooner than fifteen (15) trading days after the Warrant Call Delivery Date of the immediately preceding Call Notice.

(d) Exercise Price Multiple. A Call Notice may be given by the Company only within ten (10) trading days after any twenty (20) consecutive trading day period during which the volume weighted average price of the Shares is not less than two hundred and fifty percent (250%) of the Exercise Price in effect for ten (10) out of such twenty (20) consecutive Trading Day period (“Lookback Period”).

(e) Compliance with Call Notice. The Holder shall exercise the Warrant and purchase the Shares and pay for same within fourteen (14) trading days after the Call Date. If the Holder fails to timely pay the amount required by the Warrant Call, the Company’s sole remedy shall be to cancel a corresponding amount of Shares underlying the Warrant.

4. No Changes. Except as amended by this Amendment, all other terms of the Warrant shall continue in full force and effect.

5. Conflict. If the terms of this Amendment conflict with the terms of the Warrant, the terms of this Amendment shall control.

6. Counterparts. This Amendment may be executed in one or more counterparts, each of which shall be an original and all of which shall together constitute one and the same document. The Holder agrees and acknowledges that the Holder’s signature to this Amendment also constitutes the Holder’s execution of, and agreement to, the Warrant.

7. Governing Law. This Amendment shall be governed by the laws of the State of California, notwithstanding its conflict of laws provisions.

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IN WITNESS WHEREOF, the parties have caused this Amendment to Warrant to Purchase Common Stock to be executed as of the date first set forth above.

ADAMIS PHARMACEUTICALS CORPORATION

By:

Its:

HOLDER

By:

Its: